Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-16417, 333-42693, 333-72573, 333-88345, 333-48490, 333-67322, 333-101119, 333-107808, 333-117741, 333-136219 and 333-200968), pertaining to the following: the Cirrus Logic, Inc. Amended 1996 Stock Plan; the Cirrus Logic, Inc. 2002 Stock Option Plan and the Cirrus Logic, Inc. 2006 Stock Incentive Plan, of our reports dated May 27, 2015, with respect to the consolidated financial statements of Cirrus Logic, Inc., and the effectiveness of internal control over financial reporting of Cirrus Logic, Inc., included in its Annual Report (Form 10-K) for the fiscal year ended March 28, 2015.

/s/ Ernst & Young LLP

Austin, Texas

May 27, 2015